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                                EXHIBIT 99-B(4)
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                                GENENTECH, INC.

         1984 NON-QUALIFIED STOCK OPTION PLAN, AS AMENDED AND RESTATED
                          (EFFECTIVE OCTOBER 25, 1995)

  1.  PURPOSE

     (a) The purpose of the Plan is to provide a means by which selected key employees and directors (if declared eligible under paragraph 4) of and consultants to GENENTECH, INC. (the "Company") and its affiliates, as defined in subparagraph 1(b), may be given an opportunity to purchase stock of the Company.

     (b) The word "affiliate" as used in the Plan means any Parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f), respectively, of the Internal Revenue Code of 1986, as amended (the "Code").

     (c) The Company, by means of the Plan, seeks to retain the services of persons now holding key positions to secure and retain the services of persons capable of filling such positions, and to provide incentives for such persons to exert maximum efforts for the success of the Company.

     (d) The Company intends that the options issued under the Plan not be incentive stock options as that term is used in Section 422 of the Code.

     (e) For purposes of the Plan, the following definitions shall apply:

          CLOSING SELLING PRICE: The Closing Selling Price per share of Common Stock on any relevant date under the Plan shall be the closing selling price per share of Common Stock, if such Common Stock is reported on a national securities exchange or reported on the NASDAQ National Market System (or any successor system), for the trading day immediately preceding the date in question, as such price is published in the Wall Street Journal (or if such publication is not available, a comparable publication selected by the Committee).

          EMPLOYEE: An individual shall be considered to be an Employee for so long as such individual remains in the employ of the Company or one or more of its parent or subsidiary corporations.

          SERVICE: An individual shall be deemed to be in the Service of the Company for so long as such individual (i) renders service on a periodic basis to the Company or one or more of its parent or subsidiary corporations as an Employee or Consultant or (ii) is a member of the Company's Board of Directors (the "Board").

  2.  ADMINISTRATION

     (a) The Plan shall be administered by the Compensation Committee (the "Committee"). The Committee shall be comprised of not less than three (3) Board members, none of whom shall be eligible to participate in this Plan or any other stock option, stock appreciation, stock bonus or other stock plan of the Company or its parent or subsidiary corporations (except to the extent such member becomes entitled to the special option grant to be made pursuant to automatic grant provisions of Section VII of Article Two or to option grants made pursuant to the automatic grant provisions of Article Three of the 1990 Stock Option/ Stock Incentive Plan). The Board may from time to time appoint members to the Committee in substitution for (or in addition to) members previously appointed, and the Board shall have the authority to fill any and all vacancies on a Committee, however caused.

     (b) Discretionary option grants to Board members who are Employees shall be either (i) made by the Committee whose membership shall, at the time of any such grant, be limited to three or more disinterested persons within the meaning of paragraph (d)(3) of Rule 16b-3 of the Securities and Exchange Commission (or any successor rule), as such term is interpreted from time to time or (ii) subject to the following terms and conditions:

          (i) The exercise price per share shall not be less than one hundred percent (100%) of the Closing Selling Price per share of Common Stock on the date of the option grant.
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          (ii) The Committee shall have complete discretion in determining the number of shares of Common Stock for which options may be granted to such Employee-members of the Board; provided, however, that no such Employee-member of the Board may acquire more than is permitted under paragraph 3(d).

          (iii) Any stock option granted to such an Employee-member of the Board shall not become exercisable in whole or in part during the one-year period following the grant date, except in the event of the optionee's death or disability or in the event of either a stockholder-approved Corporate Transaction or a Change of Control. Following the expiration of the applicable waiting period, the option shall become exercisable at such time or times as the Committee shall specify in the instrument evidencing the grant.

          (iv) Unless the members of the Committee qualify as disinterested individuals under Rule 16b-3 prior to December 31, 1999, no further stock option grants shall be made to any Employee-member of the Board from and after such date.

     (c) The Committee, whether or not comprised of disinterested persons, shall at all times have the authority to make discretionary option grants under the Plan to eligible Employees who are not members of the Board.

     (d) Subject to the express provisions of the Plan, the Committee shall have plenary authority:

          (i) To determine from time to time which of the persons eligible under the Plan shall be granted options; when and how the option shall be granted; the provisions of each option granted (which need not be identical), including the time or times during the term of each option within which all or portions of such option may be exercised; and the number of shares for which an option shall be granted to each such person.

          (ii) To construe and interpret the Plan and options granted under it, and to establish, amend and revoke rules and regulations for its administration. The Committee, in the exercise of this power, may correct any defeat, omission or inconsistency in the Plan or in any option agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

          (iii) Generally, to exercise such powers and to perform such acts as the Committee deems necessary or expedient to promote the best interests of the Company.

     (e) Determinations of the Committee on all matters relating to the Plan and any discretionary option grants or stock issuances made hereunder shall be final, binding and conclusive on all persons having any interest in the Plan or any options granted or shares issued under the Plan.

  3.  SHARES SUBJECT TO THE PLAN

     (a) Subject to the provisions of paragraph 9 relating to adjustments upon changes in stock, the stock that may be sold pursuant to options granted under this Plan shall not exceed in the aggregate Fifteen Million Ninety Four Thousand Three Hundred and Ninety Seven (15,094,397) shares of the Company's common stock; provided, however, that such aggregate number of shares shall be reduced to reflect the number of shares of the Company's common stock which have been sold under, or may be sold pursuant to outstanding options granted under, the Company's 1984 Incentive Stock Option Plan (the "ISO Plan") to the same extent as if such sales had been made or options had been granted pursuant to this Plan. As used in this Plan, the "Company's common stock" includes all series of common stock authorized by the Company's charter documents, including the Common Stock and Earnings Convertible Restricted Stock now authorized and any other series that may in the future be authorized. If any option granted under this Plan or the ISO Plan shall for any reason expire or otherwise terminate without having been exercised in full, the stock not purchased under such option shall again become available for this Plan and the ISO Plan.

     (b) The stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

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     (c) There is no maximum limit on the aggregate fair market value
(determined as of the times the respective options are granted) of the stock for which any eligible person may be granted options under the Plan in any calendar year.

     (d) Subject to the limitations contained elsewhere herein and to the provisions of paragraph 9 relating to adjustments upon changes in stock, the aggregate number of shares of stock that may be subject to options granted to all persons who are directors of the Company at the time such options are granted shall not exceed one million two hundred thousand (1,200,000) shares of the Company's common stock, and no single director of the Company who is not an employee of the Company or an affiliate thereof may be granted options to purchase more than forty thousand (40,000) shares of the Company's common stock; and no one director of the Company who is an employee of the Company or an affiliate thereof may be granted options to purchase more than six hundred thousand (600,000) shares of the Company's common stock.

  4.  ELIGIBILITY

     (a) Options may be granted only to key employees (including officers) or directors of or consultants to the company or its affiliates.

     (b) A director shall in no event be eligible to be granted an option under the Plan unless and until such director is expressly declared eligible to participate in the Plan by action of the Committee.

     (c) Notwithstanding the above or any provision to the contrary set forth herein, no options shall be granted to any non-Employee director under this Plan after April 30, 1992.

  5.  OPTION PROVISIONS

     Each option shall be in such form and shall contain such terms and conditions as the Committee shall deem appropriate. The provisions of separate options need not be identical, but each option shall include (through incorporation of provisions hereof by reference in the option or otherwise) the substance of each of the following provisions:

          (a) The term of any option shall not be greater than twenty (20) years from the date it was granted.

          (b) The exercise price of each option shall be not less than eighty-five percent (85%) of the fair market value of the stock subject to the option on the date the option is granted.

          (c) The purchase price of stock acquired pursuant to an option shall be paid, as specified in the option, either (i) in cash at the time the option is exercised, or (ii) at the discretion of the Committee, (A) by delivery to the Company of other shares of the Company's common stock, (B) according to a deferred payment or other arrangement (which may include, without limiting the generality of the foregoing, the use of other common stock of the Company) with the person to whom the option is granted or to whom the option is transferred pursuant to subparagraph 5(f), or (C) in any other form of legal consideration that may be acceptable to the Committee in their discretion, either at the time of grant or exercise of the option.

          In the case of any deferred payment arrangement specified at the time of grant, an interest rate shall be stated which is not less than the rate then specified which will prevent any imputation of higher interest under
     Section 483 of the Code.

          (d) The total number of shares of stock subject to an option may, but need not, be allotted in periodic installments (which may, but need not, be equal). From time to time during each of such installment periods, the option may be exercised with respect to some or all of the shares allotted to that period, and/or with respect to some or all of the shares allotted to any prior period as to which the option was not fully exercised. During the remainder of the term of the option (if its term extends beyond the end of the installment periods), the option may be exercised from time to time with respect to any shares then remaining subject to the option. The provisions of this subparagraph 5(d) are subject to any option provisions governing the minimum number of shares as to which an option may be exercised.

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          (e) The Company may require any optionee, or any person to whom an option is transferred under subparagraph 5(f), as a condition of exercising any such option to make such representations, warranties and agreements as the Company may deem appropriate to assure that issuance of the Company's common stock upon exercise of such option is in compliance with then applicable federal and state securities laws.

          (f) (1) Should an Optionee cease to continue in Service for any reason (other than termination due to death or permanent disability) while the holder of one or more outstanding options under this Plan, then such options shall not be exercisable at any time after the earlier of (i) the specified expiration date of the option term or (ii) the expiration of three (3) months after the Optionee's cessation of Service. Each such option shall, during the applicable period following cessation of Service, be exercisable only to the extent of the number of shares (if any) in which the Optionee is vested on the date of such cessation of Service; provided, however, that the Committee shall have the discretion to specify, either at the time the option is granted or at the time that the Optionee ceases Service, that vesting of such option may be accelerated and that the applicable period set forth in subclause (ii) may be increased, as provided in paragraph 8(a).

          (2) Except for options granted to Section 16(b) Insiders, an option may be exercisable by the Optionee or, in the event the Optionee is permanently disabled (as such term is defined in Section 22(e)(3) of the Code), by his or her spouse or designee. An option granted to a Section 16(b) Insider shall, during the lifetime of such Optionee, be exercisable only by that Optionee. Options shall not be assignable or transferrable by the Optionee otherwise than by will or by the laws of descent and distribution.

          (3) Should an Optionee cease to continue in Service due to death or permanent disability while the holder of one or more outstanding options under this Plan, then such options shall not be exercisable at any time after the earlier of (i) the specified expiration date of the option term or (ii) the expiration of three (3) months after the Optionee's cessation of Service. Each such option shall, during the applicable period following cessation of Service, be exercisable only to the extent of the number of shares (if any) in which the Optionee in vested on the date of such cessation of Service; provided, however, that the Committee shall have the discretion to specify, either at the time the option is granted or at the time that the Optionee ceases Service, that the vesting of such option may be accelerated or extended from the date of cessation of Service and that the period of exercisability can be increased up to the expiration date of the option term.

          (4) Any option granted to an Optionee under this Plan and outstanding in whole or in part on the date of the Optionee's death may be subsequently exercised by the Personal representative of the Optionee's estate or by the person or persons to whom the option is transferred pursuant to the Optionee's will or in accordance with the laws of descent and distribution in the case of the Optionee's death, and any option granted to an Optionee under this Plan which is outstanding in whole or in part on the date of the Optionee's cessation of Service due to permanent disability may be exercised by the Optionee's spouse or designee. Any such exercise must be in accordance with clause (3).

          (g) The option may, but need not, include a provision whereby the optionee may elect at any time during the term of his or her employment with the Company or any affiliate to exercise the option as to any part or all of the shares subject to the option prior to the stated vesting date of the option or of any installment or installments specified in the option. Any shares so purchased from any unvested installment or option may be subject to a repurchase right in favor of the Company or to any other restriction the Committee determines to be appropriate.

          (h) Options may be granted to directors of the Company only during the first month of each calendar quarter. Any option held by a director of the Company may only be exercised during any period of ten business days beginning on the third business day after a quarterly or annual summary statement of the Company's revenues and earnings appears on a wire service or in a newspaper of general circulation, or is otherwise made generally available to the public.

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  6.  COVENANTS OF THE COMPANY

     (a) During the terms of the options granted under the Plan, the Company shall keep available at all times the number of shares of stock required to satisfy such options.

     (b) The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to issue and sell shares of stock upon exercise of the options granted under the Plan; provided, however, that this undertaking shall not require the Company to register under the Securities Act of 1933, as amended, either the Plan, any option granted under the Plan or any stock issued or issuable pursuant to any such option. If the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell stock upon exercise of such options unless and until such authority is obtained.

  7.  USE OF PROCEEDS FROM STOCK

     Proceeds from the sale of stock pursuant to options granted under the Plan shall constitute general funds of the Company.

  8.  MISCELLANEOUS

     (a) The Committee shall have the power to accelerate or increase the time during which an option any be exercised or the time during which the option or any part thereof will vest pursuant to subparagraph 5(d), notwithstanding the provisions in the option stating the time during which it may be exercised or the time during which it will vest.

     (b) Neither an optionee nor any person to whom an option is transferred under subparagraph 5(f) shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares subject to such option unless and until such person has satisfied all requirements for exercise of the option pursuant to its terms.

  9.  ADJUSTMENTS UPON CHANGES IN STOCK

     (a) If any change is made in the stock subject to the Plan, or subject to any option granted under the Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the Committee shall make appropriate adjustments in the maximum number of shares subject to the Plan and the number of shares and price per share of stock subject to outstanding options.

     (b) In the event of a Change of Control (as defined in subparagraph 9(c)), then as to options which are not then exercisable, the time during which such options may be exercised shall be accelerated to the 60-day period from and after a Change of Control, unless, in the opinion of the Committee, it in clearly in the best interests of the optionholders and the shareholders taken together that the Company or a surviving corporation (if the Change of Control result as in the Company not surviving) assume any outstanding options or substitute similar options for those outstanding under the Plan, in which case the Committee may take appropriate action to effect an assumption or substitution.

     (c) "Change of Control" shall mean any of the following events:

          (1) the acquisition by any person (including a group, within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended), other than the Company or any of its subsidiaries, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) as amended) of 50% or more of the combined voting power of the Company's then outstanding voting securities; or

          (2) approval by stockholders of the Company of a merger, consolidation, liquidation or dissolution of the Company or of the sale of all or substantially all of the Company's assets.

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     (d) Notwithstanding any provision to the contrary set forth herein, the consummation of the merger contemplated by the Agreement and Plan of Merger dated as of May 23, 1995, among the Company, Roche Holdings, Inc. and HLR (U.S.) II, Inc. shall not be deemed to be a Change of Control under the Plan.

     (e) From and after October 25, 1995, all references herein to "shares", "stock", or "the Company's common stock" shall be deemed to be references to shares of Callable Putable Common Stock, par value $0.02 per share, of the Company ("Special Common Stock"), except for the references to the shares of Common Stock of the Company contained in subparagraph 9(g).

     (f) Notwithstanding any provision to the contrary set forth herein, in the event that the Special Common Stock is redeemed in accordance with Article THIRD, Section (c)(ii) of the Company's Certificate of Incorporation, any options granted under the Plan that are exercisable for Redeemable Common Stock and that are outstanding on the date of redemption (whether or not such options are exercisable on such date) shall become exercisable for consideration of the same type and amount as the holders thereof would have received had they exercised such options prior to such date of redemption.

     (g) Notwithstanding any provision to the contrary set forth herein, in the event that the shares of Special Common Stock are converted into shares of Common Stock, par value $0.02 per share, of the Company ("Common Stock") pursuant to Article THIRD, Section (c)(vi) of the Company's Certificate of Incorporation, each option granted under the Plan which is outstanding on the Conversion Date (as such term is defined in Article THIRD, Section (c)(vi) of the Company's Certificate of Incorporation) shall automatically be canceled, and the holder thereof shall receive, in exchange therefor, a substitute option to purchase, at a per share exercise price equal to the per share exercise price of such canceled option, the number of shares of Common Stock equal to the number of shares of Redeemable Common Stock subject to such canceled option. Such substitute option shall be subject to the same terms and conditions as the option for which it is exchanged, including with respect to vesting (such that such substitute option vests at the same time as the option for which it is exchanged would have vested) and the conditions relating to the exercise of the option. From and after the Conversion Date, all references herein to "shares", "stock", or the "Company's Common Stock" which in accordance with subparagraph 9(e) are deemed to be references to shares of Special Common Stock, shall be deemed to be references to shares of Common Stock.

  10.  AMENDMENT OF THE PLAN

     (a) The Board at any time, and from time to time, may amend the Plan. However, except as provided in paragraph 9 relating to adjustments upon changes in stock, no amendment shall be effective unless approved by a majority of the outstanding shares of the Company entitled to vote within twelve (12) months before or after the adoption of the amendment, where the amendment will:

          (i) Increase the number of shares reserved for options under the Plan;

          (ii) Materially modify the requirements as to eligibility for participation in the Plan; or

          (iii) Materially increase the benefits accruing to participants under the Plan.

     (b) Rights and obligations under any option granted before amendment of the Plan shall not be altered or impaired by any amendment of the Plan, except with the consent of the person to whom the option was granted.

  11.  TERMINATION OR SUSPENSION OF THE PLAN

     (a) The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate within ten (10) years from the date the Plan is adopted by the Board or approved by the shareholders of the Company, whichever is earlier. No options may be granted under the Plan while the Plan is suspended or after it is terminated.

     (b) Rights and obligations under any option granted while the Plan is in effect shall not be altered or impaired by suspension or termination of the Plan, except with the consent of the person to whom the option was granted.

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  12.  EFFECTIVE DATE OF PLAN

     The Plan shall become effective as determined by the Board, but no options granted under the Plan shall be exercised unless and until the Plan has been approved by a majority of the outstanding shares of the Company entitled to vote, and, if required, an appropriate permit has been issued by the Commissioner of Corporations of the State of California.

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